Exhibit 99.1

Independence Community Bank Corp. Reports a 14% Increase in Diluted Earnings Per Share for the Second Quarter of 2004

Successfully Completed System Integration related to Staten Island Bancorp, Inc. Acquisition

        BROOKLYN, N.Y., July 19 /PRNewswire-FirstCall/ — Independence Community Bank Corp. (Nasdaq: ICBC), reported that diluted earnings per share increased 14% to $0.74 and 16% to $1.47 per share for the three and six months ended June 30, 2004, compared to the same periods in 2003. Net income increased 71% to $58.2 million and 44% to $96.4 million for the 2004 periods when compared to the same periods in 2003. Comparing the second quarter of 2004 to the first quarter ended March 31, 2004, net income increased $20.1 million, or 52.7%, from $38.1 million, while diluted earnings per share increased 2.8% from $0.72.

        The second quarter earnings and per share data reflect the effect of operations obtained as a result of the Company’s April 12, 2004 acquisition of Staten Island Bancorp, Inc. (“Staten Island”) and the related issuance of 28.2 million shares of the Company’s common stock.

        Alan H. Fishman, President and Chief Executive Officer, commented, “The quarter has been both exciting as well as challenging as a result of the closing of the Staten Island acquisition early in the quarter and the integration of its franchise into Independence’s operations. The Company is pleased to announce, through the diligent effort of many employees, including the recent additions to the Independence family, the successful conversion of all of our application systems. We now have a more efficient and effective platform to service our customers’ financial needs and the ability to provide them with a broader array of products.

        ”Throughout the integration process, the Company has maintained its disciplined focus on earnings growth and the primary elements of our business model. We are quite pleased with the results of operations for the quarter and believe that as the efficiencies of the acquisition continue to be realized, that our positive earnings growth will continue.

        ”We will continue over the next several quarters to position our balance sheet in such a way as to take advantage of the anticipated continued rise in interest rates. Furthermore, we have reduced the size of our securities portfolio in relation to our total balance sheet and as such, changes in interest rates have not had a material impact on stockholders’ equity.”

        Balance Sheet Overview

        The Company continues to closely manage its balance sheet to maximize net interest margin while maintaining an appropriate interest rate risk profile. Total assets were $18.02 billion at June 30, 2004 compared with $9.55 billion at December 31, 2003, resulting primarily from the Staten Island acquisition combined with internal growth in the Company’s loan portfolios. Assets acquired in the Staten Island transaction totaled $7.15 billion while deposits and borrowings assumed totaled $3.79 billion and $2.65 billion, respectively. The Company’s loan portfolio grew by $1.37 billion during the six months ended June 30, 2004, excluding the $3.56 billion of loans acquired in the acquisition.

        Our internal loan growth was primarily funded by increases of $265.0 million in deposits and $312.4 million in longer term borrowings (including subordinated debt) to more closely match the anticipated duration of the Company’s loan portfolio. As the Company’s loan originations for portfolio retention increased, it proactively reduced its investment in securities. The $561.3 million decline in the securities portfolio was redeployed into higher yielding loans.

        During March 2004, the Bank issued an aggregate principal amount of $250.0 million, 3.75% Fixed Rate/Floating Rate Subordinated Notes Due 2014. The Notes qualify as Tier 2 capital under the regulations of the Federal Deposit Insurance Corporation at the Bank level.

        Total stockholders’ equity was $2.15 billion at June 30, 2004, or 11.9% of total assets, compared to $991.1 million, or 10.4% at December 31, 2003. Book value per share and tangible book value per share were $25.78 and $11.28 at June 30, 2004, respectively, compared to $18.19 and $14.79 at December 31, 2003, respectively. Goodwill totaled $1.13 billion and core deposit intangibles totaled $77.1 million at June 30, 2004 compared to $185.2 million and $0.2 million at December 31, 2003, respectively.

        Earning Asset Generation

        The Company originated loans totaling $2.01 billion and $3.10 billion, excluding mortgage warehouse lines of credit, during the three and six months ended June 30, 2004, respectively, of which $1.47 billion and $2.39 billion were retained for portfolio, respectively, with the remainder originated for sale in the secondary market. Included in the $2.39 billion retained for portfolio was $1.31 billion of multi-family residential and $742.5 million of commercial real estate mortgage loans. The Company’s business model, as a result of the Company’s relationship with Fannie Mae, has the flexibility, depending on the interest rate environment, to direct its loan originations either for portfolio retention or for sale in the secondary market.

        The average aggregate balance of commercial real estate and commercial business loans increased $863.5 million to $2.74 billion for the six months ended June 30, 2004, which includes the loans acquired from Staten Island, compared to the six months ended June 30, 2003. The increase in average aggregate balance reflects the continued implementation of the Company’s strategy of increasing its investment in higher yielding assets. At June 30, 2004, commercial real estate and commercial business loans comprised in the aggregate 31.7% of the total loan portfolio as compared to 35.9% at December 31, 2003 and 33.9% at June 30, 2003. The decline as a percent of total loans was primarily attributable to the addition of a significant residential loan portfolio as a result of the Staten Island acquisition.

        The average balance of multi-family residential loans increased by $714.9 million for the six months ended June 30, 2004 compared to the six months ended June 2003. The average balance of one-to-four family and cooperative loans increased $1.02 billion to $1.51 billion as a result of the Staten Island acquisition. The average balance of mortgage warehouse lines of credit decreased $88.6 million to $541.9 million for the six months ended June 30, 2004 compared to the six months ended June 30, 2003.

        Core Deposit Generation

        The Company focuses on the growth of core deposits as a key element of its asset/liability management process in order to lower interest expense and thus increase net interest margin given that these deposits have a lower cost than certificates of deposits and borrowings.

        Lower costing core deposits have increased by $3.20 billion, to $7.12 billion at June 30, 2004 compared to December 31, 2003 primarily as a result of the Staten Island acquisition. Excluding the $2.66 billion of core deposits acquired in the acquisition with Staten Island, core deposits grew by $375.2 million and $539.8 million during the three and six months ended June 30, 2004, respectively. The deposits have been generated through three delivery channels: commercial loan relationships, retail deposits and de novo branch activities. The Company opened ten de novo branches in 2003 and an additional three in the first six months of 2004. It anticipates opening approximately six more branches during the remainder of 2004 and further developing the deposit delivery channel of the former Staten Island franchise.

        Core deposits represented approximately 76% of total deposits at June 30, 2004 compared to 74% at December 31, 2003 and 71% at June 30, 2003. This sustained increase reflects the success of the Company’s strategy to increase core deposits, the principal focus of its deposit gathering activity, by continuing its emphasis on expanding commercial and consumer relationships. The increase in core deposits assisted in reducing the cost of deposits by 3 basis points in the six months ended June 30, 2004 compared to the six months ended June 30, 2003. The Company is carefully managing the downward repricing of the Staten Island deposit base to align it with Independence’s deposit structure. This repricing was completed today. The Company’s retention of Staten Island core deposits has been better than expected.

        Net Interest Margin

        The net interest margin decreased 21 basis points to 3.56% for the quarter ended June 30, 2004 compared to 3.77% for the quarter ended June 30, 2003 and decreased 28 basis points to 3.59% for the six months ended June 30, 2004 compared to the six months ended June 30, 2003.

        Net interest margin decreased 8 basis points to 3.56% for the quarter ended June 30, 2004 compared to 3.64% for the quarter ended March 31, 2004. Purchase accounting adjustments contributed 33 basis points to net interest margin. The decline in net interest margin was partly attributable to yields on interest-earning assets and rates paid on interest-bearing liabilities obtained in the Staten Island acquisition.

        For the quarter ended June 30, 2004, the weighted average interest rate on interest-earning assets declined 29 basis points compared to the quarter ended March 31, 2004 due to the addition of the lower yielding Staten Island portfolios as well as new assets for portfolio retention being originated at lower yields. By comparison, the weighted average interest rate paid on interest-bearing liabilities declined by 25 basis points compared to the quarter ended March 31, 2004.

        Non-Interest Income

        Non-interest income increased $7.4 million, to $35.3 million for the quarter ended June 30, 2004 compared to $27.9 million for the same period in 2003. Non-interest income increased $8.6 million, to $62.8 million for the six months ended June 30, 2004 compared to $54.2 million for the same period in 2003. On a linked quarter basis, non-interest income increased $7.8 million compared to $27.5 million for the quarter ended March 31, 2004.

        The Company recorded net losses on sales of loans and securities of $2.1 million primarily from the sales of $107.2 million of securities during the quarter ended June 30, 2004.

        The Company recorded income from mortgage-banking activities for the quarter and six months ended June 30, 2004 of $13.3 million and $17.8 million, respectively, compared to $7.0 million and $15.7 million for the same periods in the prior year. Such income increased $8.8 million compared to the quarter ended March 31, 2004. The Company sold multi-family loans totaling $729.5 million during the second quarter of 2004 compared to $496.0 million during the second quarter of 2003 and $244.8 million during the first quarter of 2004.

        Service fees increased $0.7 million and decreased $0.4 million for the three and six months ended June 30, 2004, respectively, compared to the same periods in the prior year. The change was the result of increased service fees as a result of the acquisition, which was reduced by the slowdown in the refinance market (which the Company had anticipated) reducing the amount of prepayment and modification income earned during the first six months of 2004. On a linked quarter basis, service fees increased by $4.9 million.

        Non-Interest Expense

        Non-interest expense increased $25.3 million and $29.0 million for the quarter and six months ended June 30, 2004, respectively, compared to the quarter and six months ended June 30, 2003. On a linked quarter basis, non- interest expense increased $23.1 million to $72.7 million. Included in these amounts are higher salaries and benefit costs, occupancy and data processing costs associated with operating the expanded franchise resulting from the Staten Island acquisition. Also included in the second quarter of 2004 was $2.6 million of core deposit intangible amortization.

        The Company’s efficiency ratio improved to 41.6% for the second quarter of 2004 compared with 46.6% for the first quarter of 2004 resulting primarily from the cost reductions associated with the integration of Staten Island. The efficiency ratio, which is defined as adjusted operating expense (excluding amortization of identifiable intangible assets) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities), measures the relationship of operating expenses to revenues.

        Asset Quality

        The Company continues to emphasize asset quality as a key component to achieving consistent earnings. Non-performing assets as a percentage of total assets amounted to 0.36% at June 30, 2004 compared to 0.38% at both March 31, 2004 and December 31, 2003. Non-performing assets increased by $28.3 million to $64.9 million at June 30, 2004 compared to December 31, 2003. Included in non-performing assets at June 30, 2004 were $23.5 million of non-performing assets obtained from the Staten Island acquisition.

        Staten Island had a $23.7 million allowance for loan losses, or 0.66% of their outstanding loans, at the April 12, 2004 acquisition date. During the quarter and six months ended June 30, 2004, the Company recorded a $2.0 million provision for loan losses and incurred $0.1 million of net charge- offs, resulting in an allowance for loan losses at June 30, 2004 of $105.1 million.

        The $2.0 million provision for loan losses was recorded in recognition of the continued growth in the Company’s commercial real estate and business loan portfolios. The allowance for loan losses as a percent of total loans was 0.95% at June 30, 2004.

        Staten Island Status

*	Acquisition completed effective close of business April 12, 2004;

*	The Company effectively exited Staten Island’s mortgage banking business;

*	System conversions completed on July 19, 2004; and

*	40% cost saves are on target and should be at anticipated run rate by year end.

        Post Earnings Conference Call

        The Company will conduct a conference call on July 20, 2004 at 9:00 am Eastern Time to discuss highlights of its second quarter 2004 earnings. The call will be simultaneously webcast on the Company’s investor relations web page at http://investor.myindependence.com. The conference call will also be available via dial-in at 800-810-0924 for domestic callers and at 913-981-4900 for international callers.

        There will be a replay of this conference call beginning July 20, 2004 at 11:00 am Eastern Time and will be available through July 27, 2004. The replay can be accessed by dialing 888-203-1112 for domestic callers and 719-457-0820 for international callers. The replay passcode is 218865.

        Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 122 branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester Counties and New Jersey. At its banking offices located on Staten Island, the Bank conducts business as SI Bank & Trust, a division of Independence Community Bank. The Bank has three key business divisions: Commercial Real Estate Lending, Consumer Banking and Business Banking and actively targets small and mid-size businesses. The Bank maintains its community orientation by offering its diverse communities a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank’s web address is http://www.myindependence.com.

        Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.

        Words such as “expect,” “feel,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the growth opportunities and cost savings from the acquisition of the Company and SIB may not be fully realized or may take longer to realize than expected; (2) operating costs and business disruption resulting from the acquisition, including adverse effects on relationships with employees, may be greater than expected; (3) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; (4) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

INDEPENDENCE COMMUNITY BANK CORP.
Consolidated Statements of Financial Condition
(Dollars in thousands)

	June 30, 2004 (Unaudited)	December 31, 2003 (Audited)	June 30, 2003 (Unaudited)
ASSETS:
Cash and due from banks	$407,399	$172,028	$239,388
Securities available-for-sale:
Investment securities	655,349	296,945	306,467
Mortgage-related securities	3,492,192	2,211,755	2,197,483
Total securities available-for-sale	4,147,541	2,508,700	2,503,950
Loans available-for-sale	232,255	5,922	62,058
Mortgage loans	9,144,891	4,714,388	3,942,161
Other loans	1,955,082	1,457,843	1,615,476
Total loans	11,099,973	6,172,231	5,557,637
Less: allowance for possible loan
losses	(105,141)	(79,503)	(78,505)
Total loans, net	10,994,832	6,092,728	5,479,132
Premises, furniture and equipment, net	150,247	101,383	87,686
Accrued interest receivable	64,072	37,046	39,469
Goodwill	1,132,075	185,161	185,161
Intangible assets, net	77,140	190	476
Bank owned life insurance (“BOLI”)	313,734	175,800	172,058
Other assets	498,459	267,649	242,952
Total assets	$18,017,754	$9,546,607	$9,012,330
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$9,355,116	$5,304,097	$5,153,666
Borrowings	5,633,320	2,916,300	2,431,550
Subordinated notes	395,867	148,429	148,377
Escrow and other deposits	214,640	76,260	69,000
Accrued expenses and other liabilities	269,204	110,410	273,406
Total liabilities	15,868,147	8,555,496	8,075,999
Stockholders’ equity:
Common stock ($.01 par value,
125,000,000, 125,000,000 and
125,000,000 shares
authorized at June 30, 2004,
December 31, 2003 and June
30, 2003, respectively; 104,243,820,
76,043,750 and
76,043,750 shares issued at June 30,	1,042	760	760
2004, December 31, 2003 and June 30,
2003, respectively; 83,391,820,
54,475,715 and 54,727,040 shares
outstanding at June 30,
2004, December 31, 2003 and
June 30, 2003, respectively)
Additional paid-in-capital	1,874,021	761,880	744,654
Treasury stock at cost; 20,852,000,
21,568,035 and 21,316,710 shares
at June 30, 2004, December
31, 2003 and June 30, 2003,
respectively	(368,125)	(380,088)	(362,323)
Unallocated common stock held by ESOP	(66,739)	(69,211)	(71,682)
Unvested awards under Recognition
Plans	(10,696)	(7,598)	(8,096)
Retained earnings, partially
restricted	745,410	678,353	627,067
Accumulated other comprehensive (loss)
income:
Net unrealized (loss) gain on
securities available-for-sale,
net of tax	(25,306)	7,015	12,663
Unrealized losses on cash flow
hedges, net of tax	--	--	(6,712)
Total stockholders’ equity	2,149,607	991,111	936,331
Total liabilities and
stockholders’ equity	$18,017,754	$9,546,607	$9,012,330

INDEPENDENCE COMMUNITY BANK CORP.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Interest income:
Mortgage loans	$110,999	$72,124	$68,362	$183,123	$140,874
Other loans	24,900	18,430	19,972	43,330	39,859
Loans available-for-sale	3,421	183	1,446	3,604	2,952
Investment securities	6,248	3,461	4,003	9,709	6,595
Mortgage-related
securities	35,699	22,849	15,789	58,548	27,979
Other	1,456	568	1,673	2,024	3,682
Total interest
income	182,723	117,615	111,245	300,338	221,941
Interest expense:
Deposits	17,534	12,526	13,370	30,060	28,360
Borrowings	30,164	21,890	23,739	52,054	46,420
Subordinated notes	4,020	1,690	170	5,710	170
Total interest
expense	51,718	36,106	37,279	87,824	74,950
Net interest income	131,005	81,509	73,966	212,514	146,991
Provision for loan
losses	2,000	--	1,500	2,000	3,500
Net interest income
after provision for
loan losses	129,005	81,509	72,466	210,514	143,491
Non-interest income:
Net (loss) gain on sales
of loans
and securities	(2,121)	2,865	61	744	88
Mortgage-banking
activities	13,266	4,492	7,039	17,758	15,688
Service fees	18,481	13,595	17,811	32,076	32,492
BOLI	3,666	2,636	2,173	6,302	4,370
Other	2,051	3,865	853	5,916	1,536
Total non-interest
income	35,343	27,453	27,937	62,796	54,174
Non-interest expense:
Compensation and
employee benefits	34,590	26,975	26,728	61,565	50,547
Occupancy costs	11,186	7,933	6,062	19,119	11,992
Data processing fees	5,312	3,131	2,580	8,443	5,160
Advertising	2,444	1,847	1,743	4,291	3,463
Amortization of
identifiable
intangible assets	2,602	143	143	2,745	1,570
Other	16,519	9,567	10,091	26,086	20,566
Total non-interest
expense	72,653	49,596	47,347	122,249	93,298
Income before provision
for income taxes	91,695	59,366	53,056	151,061	104,367
Provision for income
taxes	33,447	21,223	18,967	54,670	37,310
Net income	$58,248	$38,143	$34,089	$96,391	$67,057
Basic earnings per share	$0.77	$0.76	$0.68	$1.53	$1.33
Diluted earnings per
share	$0.74	$0.72	$0.65	$1.47	$1.27

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30, 2004(1)	March 31, 2004	June 30, 2003	June 30, 2004(1)	June 30, 2003
Performance Ratios:
Return on average
assets (2)	1.40%	1.57%	1.60%	1.47%	1.62%
Return on average
equity (2)	11.55%	14.99%	14.72%	12.70%	14.47%
Return on average
tangible equity (2)	22.65%	18.32%	18.41%	20.71%	18.10%
Non-interest expense
to average assets	1.75%	2.05%	2.22%	1.86%	2.25%
Efficiency ratio(3)	41.58%	46.61%	46.35%	43.52%	45.62%
Average Balances:
Average shares
outstanding
- basic	75,357,063	50,254,851	49,787,281	62,805,957	50,237,733
Average shares
outstanding
- diluted	78,612,300	52,880,112	52,276,967	65,746,206	52,741,611

	June 30, 2004	March 31, 2004	June 30, 2003
Capital and Other
Ratios:
Book value per share	$25.78	$19.08	$17.11
Tangible book value per
share	$11.28	$15.70	$13.72
Average equity to
average assets	12.14%	10.50%	10.85%
Tangible equity to
tangible assets	5.59%	8.78%	8.50%
Leverage ratio
(Bank only)	5.37%	8.00%	8.16%
Tier 1 risk-based
(Bank only)	6.45%	9.41%	9.07%
Total risk-based capital
(Bank only)	10.44%	15.19%	12.20%
Deposits:
Core deposits:
Savings	$2,791,746	$1,631,720	$1,603,620
Money Market	1,344,872	488,628	238,309
Active Management	451,886	464,294	498,375
Interest-bearing
demand	1,006,505	743,016	649,257
Non-interest-bearing
demand	1,526,459	762,127	676,815
Total core deposits	7,121,468	4,089,785	3,666,376
Certificates of deposit	2,233,648	1,311,655	1,487,290
Total deposits	$9,355,116	$5,401,440	$5,153,666

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	June 30, 2004	March 31, 2004	December 31, 2003
Loan Portfolio Composition:
Mortgage loans on real estate:
Single-family residential	$2,507,280	$180,057	$191,394
Cooperative apartment loans	422,867	82,809	92,973
Multi-family residential	3,588,727	2,953,104	2,821,706
Commercial real estate	2,633,817	1,774,955	1,612,711
Total principal balance -
mortgage loans	9,152,691	4,990,925	4,718,784
Less net deferred fees	7,800	5,711	4,396
Total mortgage loans on real
estate	9,144,891	4,985,214	4,714,388
Commercial business loans, net of
deferred fees	881,512	656,889	606,204
Other loans:
Mortgage warehouse lines of
credit	652,040	624,930	527,254
Home equity loans and lines of
credit	365,818	310,891	296,986
Consumer and other loans	55,904	23,912	27,538
Total principal balance - other
loans	1,073,762	959,733	851,778
Less net deferred fees	192	96	139
Total principal balance - other
loans	1,073,570	959,637	851,639
Total loans receivable	11,099,973	6,601,740	6,172,231
Less allowance for loan losses	105,141	79,193	79,503
Loans receivable, net	$10,994,832	$6,522,547	$6,092,728
Loans Available-for-Sale
Composition:
Single-family residential	$7,607	$4,450	$2,687
Multi-family residential	155,090	7,500	3,235
Staten Island Mortgage Corp.	69,558	--	--
Total loans available-for-sale	$232,255	$11,950	$5,922

	June 30, 2004	March 31, 2004	December 31, 2003
Asset Quality:
Non-performing loans:
Non-accrual loans	$62,379	$35,835	$35,802
Loans past due 90 days or more
as to:
Interest and accruing	20	34	40
Principal and accruing (4)	1,294	1,873	742
Total non-performing loans	63,693	37,742	36,584
Other real estate owned	1,203	15	15
Total non-performing assets	$64,896	$37,757	$36,599
Non-performing assets to total
assets	0.36%	0.38%	0.38%
Allowance for loan losses to
non-performing loans	165.07%	209.83%	217.32%
Allowance for loan losses to
total loans	0.95%	1.20%	1.29%
Net charge offs to average loans
- quarter ended	0.001%	0.005%	0.002%
Net charge offs to average loans
- year-to-date	0.005%	0.005%	0.080%

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	For the Three Months Ended
	June 30, 2004		March 31, 2004		June 30, 2003
Net Interest Margin:	Average Balance	Rate (2)	Average Balance	Rate (2)	Average Balance	Rate (2)
Interest-earning
assets:
Loans receivable:
Mortgage loans	$8,304,134	5.51%	$4,919,185	5.88%	$4,086,979	6.83%
Commercial
business
loans	848,015	6.06	591,737	6.33	566,310	6.26
Mortgage
warehouse
lines of credit	639,842	4.20	443,893	4.29	657,749	4.48
Consumer and other
loans	398,065	5.40	329,585	5.25	248,530	5.94
Total loans	10,190,056	5.47	6,284,400	5.78	5,559,568	6.46
Mortgage-related
securities	3,516,383	4.06	2,155,153	4.24	1,673,525	3.77
Investment
securities	647,907	3.86	302,814	4.57	331,884	4.82
Other
interest-earning
assets	339,864	1.72	206,391	1.11	261,536	2.57
Total interest-
earning
assets	14,694,210	4.97	8,948,758	5.26	7,826,513	5.68
Non-interest-
earning
assets	1,911,124		746,503		709,540
Total assets	$16,605,334		$9,695,261		$8,536,053
Interest-bearing
liabilities:
Deposits:
Savings and
money
market deposits	3,871,037	0.72	2,075,081	0.57	1,809,304	0.55
Interest-
bearing
demand
deposits	1,558,553	0.76	1,279,028	0.79	1,196,858	0.77
Certificates of
deposit	2,196,162	1.41	1,347,637	2.11	1,513,495	2.28
Total
interest-
bearing
deposits	7,625,752	0.92	4,701,746	1.07	4,519,657	1.19
Non-interest-
bearing
demand
deposits	1,365,590	--	750,301	--	651,425	--
Total deposits	8,991,342	0.78	5,452,047	0.92	5,171,082	1.04
Subordinated notes	395,814	4.08	175,655	3.87	17,936	3.80
Total borrowings	4,949,415	2.45	2,890,437	3.05	2,250,242	4.23
Total interest-
bearing
liabilities	14,336,571	1.45	8,518,139	1.70	7,439,260	2.01
Non-interest-
bearing
liabilities	252,096		158,995		170,449
Total liabilities	14,588,667		8,677,134		7,609,709
Total stockholders’
equity	2,016,667		1,018,127		926,344
Total liabilities
and stockholders’
equity	$16,605,334		$9,695,261		$8,536,053
Net interest-
earning
assets	$357,639		$430,619		$387,253
Interest rate
spread (2)		3.52%		3.56%		3.67%
Net interest margin (2)		3.56%		3.64%		3.77%
Average interest-
earning assets to
average
interest-bearing
liabilities		102.49%		105.06%		105.21%

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	For the Six Months Ended
	June 30, 2004		June 30, 2003
Net Interest Margin:	Average Balance	Rate (2)	Average Balance	Rate (2)
Interest-earning assets:
Loans receivable:
Mortgage loans
	$6,611,660	5.65%	$4,167,628	6.90%
Commercial business loans	719,876	6.17	563,767	6.64
Mortgage warehouse lines of
credit	541,867	4.24	630,508	4.45
Consumer and other loans	363,825	5.59	238,382	6.08
Total loans	8,237,228	6.56	5,600,285	6.56
Mortgage-related securities	2,835,768	4.13	1,403,603	3.99
Investment securities	475,361	4.08	284,118	4.64
Other interest-earning assets	273,128	1.49	286,388	2.59
Total interest-earning assets	11,821,485	5.08	7,574,394	5.86
Non-interest-earning assets	1,328,812		702,936
Total assets	$13,150,297		$8,277,330
Interest-bearing liabilities:
Deposits:
Savings deposits	2,973,059	0.67	1,781,367	0.62
Interest-bearing demand
deposits	1,418,791	0.77	1,137,377	0.87
Certificates of deposit	1,771,899	1.68	1,540,279	2.35
Total interest-bearing
deposits	6,163,749	0.98	4,459,023	1.28
Non-interest-bearing demand
deposits	1,057,946	--	630,950	--
Total deposits	7,221,695	0.84	5,089,973	1.12
Subordinated notes	285,734	4.02	9,018	3.81
Total borrowings	3,919,926	2.67	2,092,522	4.47
Total interest-bearing
liabilities	11,427,355	1.55	7,191,513	2.10
Non-interest-bearing liabilities	205,546		158,813
Total liabilities	11,632,901		7,350,326
Total stockholders’ equity	1,517,396		927,004
Total liabilities and
stockholders’ equity	$13,150,297		$8,277,330
Net interest-earning assets	$394,130		$382,881
Interest rate spread (2)		3.53%		3.76%
Net interest margin (2)		3.59%		3.87%
Average interest-earning assets
to average
interest-bearing liabilities		103.45%		105.32%

(1)	Acquisition of Staten Island Bancorp, Inc. was completed and incorporated in the Consolidated of Financial Condition and Consolidated Statement of Income effective close of business April 12, 2004.

(2)	Presented on an annualized basis.

(3)	Reflects in each period presented adjusted operating expense (net of amortization of identifiable intangible assets) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities). Amortization of identifiable intangible assets is excluded from the calculation since it is a non-cash expense and gains and losses on the sales of loans and securities are excluded since they are generally considered by the Company’s management to be non-recurring in nature. The operating efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, the Company believes such information is useful to investors in evaluating the Company’s operations.

(4)	Reflects loans that are 90 days or more past maturity which continue to make payments on a basis consistent with the original repayment schedule.

SOURCE Independence Community Bank Corp.

        -0- 07/19/2004

        /CONTACT: Kathleen A. Hanrahan, First Vice President, Investor Relations, +1-718-722-5400, or Frank W. Baier, Executive Vice President, Chief Financial Officer, +1-718-923-3506, both of Independence Community Bank Corp. /

        /Web site: http://www.myindependence.com /

        (ICBC)

CO: Independence Community Bank Corp.
ST: New York
IN: FIN
SU: ERN CCA